                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 AMENDMENT NO. 1
                                       TO
                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 SELFCARE, INC.
             -------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   81631R 10 7
             -------------------------------------------------------
                                 (CUSIP Number)


                                   ----------
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CUSIP NO. 81631R 10 7              13G             PAGE 2 of 5 PAGES
---------------------                             ------------------


-------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Orit Goldstein, as Trustee of The Ron Zwanziger Family Trust
-------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (A) [ ]
                                                                      (B) [ ]
-------------------------------------------------------------------------------
3.    SEC USE ONLY
-------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
         Israel
-------------------------------------------------------------------------------
   NUMBER OF    5.   SOLE VOTING POWER    279,500
    SHARES
 BENEFICIALLY   ---------------------------------------------------------------
OWNED BY EACH   6.   SHARED VOTING POWER   0
  REPORTING
 PERSON WITH    ---------------------------------------------------------------
                7.   SOLE DISPOSITIVE POWER  279,500

                ---------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER   0

-------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
         279,500
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                              [ ]
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.9%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------



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CUSIP NO. 81631R 10 7              13G             PAGE 3 OF 5 PAGES
---------------------                             ------------------



ITEM 1(a).  NAME OF ISSUER:

            SELFCARE, INC.
------------------------------------------------------------------------------

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            200 Prospect Street, Waltham, Massachusetts  02154
------------------------------------------------------------------------------

ITEM 2(a).  NAME OF PERSON FILING:

            Orit Goldstein, as Trustee of the Ron Zwanziger Family Trust
------------------------------------------------------------------------------
ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o Selfcare, Inc., 200 Prospect Street, Waltham, Massachusetts
            02154
------------------------------------------------------------------------------
ITEM 2(c).  CITIZENSHIP:

            Israel
------------------------------------------------------------------------------
ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, Par Value $.001 Per Share
------------------------------------------------------------------------------
ITEM 2(e)   CUSIP NUMBER:

            81631R 10 7
------------------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable

ITEM 4.     OWNERSHIP.

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)   Amount beneficially owned:


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CUSIP NO. 81631R 10 7              13G             PAGE 4 OF 5 PAGES
---------------------                             ------------------



            279,500 (of which the reporting person has the right to acquire 279,500 shares)
            --------------------------------------------------------------------
      (b)   Percent of class:

            2.9%
            --------------------------------------------------------------------
      (c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote 279,500
                                                     -------
      (ii)  Shared power to vote or to direct the vote  0
                                                       ---
      (iii) Sole power to dispose or to direct the disposition of 279,500
                                                                  -------
      (iv)  Shared power to dispose or to direct the disposition of 0
                                                                   ---
ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.


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CUSIP NO. 81631R 10 7              13G             PAGE 5 OF 5 PAGES
---------------------                             ------------------



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 12, 1998
                                          --------------------------
                                                   Date

                                          /s/ ORIT GOLDSTEIN
                                          --------------------------
                                                Signature

                                          Orit Goldstein, Trustee
                                          --------------------------
                                                Name/Title

DOCSC\600062.1
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---------------------                             ------------------
CUSIP No. 81631R 10 7              13G             Page 6 of 6 Pages
---------------------                             ------------------


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               FEBRUARY 12, 1998
                                         ----------------------------
                                                       Date

                                         /s/ WILLARD L. UMPHREY
                                         ----------------------------
                                                     Signature

                                               Willard L. Umphrey
                                         ----------------------------
                                                     Name/Title

DOCSC\600060.1